Exhibit 99.1

NEWS RELEASE

CONTACT:	Marty McKenna	FOR IMMEDIATE RELEASE
	(312) 928-1901	SEPTEMBER 8, 2004

EQUITY RESIDENTIAL REVISES THIRD QUARTER EARNINGS GUIDANCE

Hurricane Damages Impact Earnings for Quarter

CHICAGO, IL – SEPTEMBER 8, 2004 - Equity Residential (NYSE: EQR) today announced that as a result of the damage caused at the company’s Florida properties by Hurricanes Charley and Frances, the company is revising earnings guidance for its third quarter ending September 30, 2004. The company owns 163 properties, consisting of 30,882 units in Florida.While the final impact of the damages cannot be yet determined,  the company currently anticipates its earnings and Funds from Operations (FFO) will be negatively impacted by casualty losses of approximately $9.0 million or approximately $0.03 per common share.

Equity Residential now believes that third quarter earnings per common share will be in the range of $0.19 to $0.20 and FFO will be in the range of $0.50 to $0.51 per share, down from the previous estimates of $0.22 to $0.24 and $0.53 to $0.55 per share, respectively. The company reaffirms its expectation that full year 2004 earnings and FFO will be at the bottom end of the previously provided ranges of $1.21 to $1.35 per share and $2.15 to $2.29 per share, respectively. The company’s earnings guidance and FFO reconciliation are updated on the last page of this release.  All per share results are reported on a fully diluted basis.

Equity Residential will report its third quarter earnings on Tuesday, November 2, 2004 and hold its quarterly conference call to discuss those results and outlook for the remainder of 2004 at 10:00 a.m. Central Time that day. This call will be web cast and can be accessed at Equity Residential’s web site at www.EquityResidential.com.

Equity Residential is the largest publicly traded apartment company in America. Nationwide, Equity Residential owns or has investments in 948 properties in 33 states consisting of 201,984 units. For more information on Equity Residential, please visit our website at www.EquityResidential.com.

Forward-Looking Statements

The company provides earnings guidance for 2004 results on the last page of this release.  The forward-looking statements regarding 2004 results are subject to certain risks and uncertainties including, without limitation, any differences between the company’s preliminary assessment of hurricane casualty losses and the actual uninsured costs or consequential losses which may finally be incurred as well as the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and available on our website, www.EquityResidential.com. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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EQUITY RESIDENTIAL

As a result of the Securities and Exchange Commission’s Regulation FD, the Company has provided earnings guidance in its press release dated September 8, 2004.  These projections are based on current expectations and are forward-looking.

2004 Earnings Guidance (per share diluted)

	Q3	YEAR
Expected EPS (1)	$0.19 to $0.20	$1.21 to $1.35
Add: Expected depreciation expense	0.40	1.62
Less: Expected net gain on sales (1)	(0.09)	(0.68)

Expected FFO (2)	$0.50 to $0.51	$2.15 to $2.29

(1)                                  Earnings per share (“EPS”) represents net income per share calculated in accordance with accounting principles generally accepted in the United States.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

(2)                                  The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations (“FFO”) (April 2002 White Paper) as net income (computed in accordance with accounting principles generally accepted in the United States), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  Expected FFO is calculated on a basis consistent with actual FFO.

The Company believes that FFO is helpful to investors as a supplemental measure of the operating performance of a real estate company because it provides investors an understanding of the ability of the Company to incur and service debt and to make capital expenditures.  FFO in and of itself does not represent net income or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO should not be exclusively considered as an alternative to net income or to net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company’s calculation of FFO may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.